ASSET PURCHASE AGREEMENT


                                  By and Among


                          SPECIALTY CARE NETWORK, INC.,


           ORTHO-ASSOCIATES, P.A. D/B/A PARK PLACE THERAPEUTIC CENTER,


                              MARTIN E. HALE, M.D.,

                              ALAN M. LAZAR, M.D.,

                                       and

                               MARTIN M. MAY, M.D.


                            Dated as of July 7, 1997

                                TABLE OF CONTENTS
                                -----------------


(This Table of Contents is not a part of the Agreement and is only for convenience of reference.)

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
1.  Definitions...............................................................................................- 1 -

2.  Basic Transaction.........................................................................................- 4 -
         (a)  Purchase and Sale of Assets.....................................................................- 4 -
         (b)  Assumption of Liabilities.......................................................................- 4 -
         (c)  Purchase Price..................................................................................- 5 -
         (d)  The Closing.....................................................................................- 5 -
         (e)  Deliveries at Closing...........................................................................- 5 -
         (f)  Proration.......................................................................................- 5 -
         (g)  Taxes and Expenses..............................................................................- 5 -
         (h)  Allocation......................................................................................- 5 -
         (i)  Employees.......................................................................................- 5 -

3.  Representations and Warranties of PPTC and the Physician Owners...........................................- 6 -
         (a)  Organization, Qualification, and Power..........................................................- 6 -
         (b)  Ownership Interest of PPTC......................................................................- 6 -
         (c)  Authorization of Transaction....................................................................- 6 -
         (d)  Noncontravention................................................................................- 6 -
         (e)  Subsidiaries and Investments....................................................................- 7 -
         (f)  Financial Statements............................................................................- 7 -
         (g)  Undisclosed Liabilities.........................................................................- 7 -
         (h)  Brokers' Fees...................................................................................- 7 -
         (i)  Material Contracts..............................................................................- 7 -
         (j)  Insurance; Malpractice..........................................................................- 8 -
         (k)  No Changes Prior to Closing Date................................................................- 8 -
         (l)  Title; Condition................................................................................- 9 -
         (m)  Litigation......................................................................................- 9 -
         (n)  Permits and Licenses............................................................................- 9 -
         (o)  Tax Matters.....................................................................................- 9 -
         (p)  Employee Benefit Plans..........................................................................- 9 -
         (q)  Third-Party Relations..........................................................................- 11 -
         (r)  Compliance with Applicable Laws................................................................- 11 -
         (s)  Employee Compensation..........................................................................- 11 -
         (t)  Environmental Matters..........................................................................- 11 -
         (u)  Healthcare Compliance..........................................................................- 12 -
         (v)  Fraud and Abuse................................................................................- 12 -
         (w)  Practice Compliance............................................................................- 12 -
         (x)  Rates and Reimbursement Policies...............................................................- 12 -
         (y)  [intentionally omitted]........................................................................- 12 -
         (z)  Guaranties.....................................................................................- 12 -
         (aa)  Powers of Attorney............................................................................- 13 -
         (bb)  Tangible Assets...............................................................................- 13 -

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
         (cc)  SCN Warrant; Investment Intent................................................................- 13 -

4.  Representations and Warranties of SCN....................................................................- 14 -
         (a)  Organization...................................................................................- 14 -
         (b)  Capitalization.................................................................................- 14 -
         (c)  Authorization of Transaction...................................................................- 14 -
         (d)  Noncontravention...............................................................................- 14 -
         (e)  Brokers' Fees..................................................................................- 14 -
         (f)  Securities Filings.............................................................................- 14 -

5.  Covenants................................................................................................- 15 -
         (a)  General........................................................................................- 15 -
         (b)  Notices and Consents...........................................................................- 15 -
         (c)  Regulatory Matters and Approvals...............................................................- 15 -
         (d)  Operation of Business..........................................................................- 15 -
         (e)  Further Acts and Assurances....................................................................- 15 -
         (f)  Full Access....................................................................................- 15 -
         (g)  Notice of Developments.........................................................................- 15 -
         (h)  Exclusivity....................................................................................- 15 -
         (i)  [intentionally omitted]........................................................................- 16 -
         (j)  Corporate Authorization........................................................................- 16 -
         (i)  Securities Law Compliance......................................................................- 16 -
         (k)  Malpractice Insurance..........................................................................- 16 -
         (l)  Employee Benefit Plans.........................................................................- 16 -

6.  Conditions to Obligation to Close........................................................................- 16 -
         (a)  Conditions to Obligation of SCN................................................................- 16 -
         (b)  Conditions to Obligation of PPTC...............................................................- 17 -

7.  Items to be Delivered at or Prior to Closing.............................................................- 17 -
         (a)  By the Physician Owners or PPTC................................................................- 17 -
         (b)  By SCN.........................................................................................- 18 -

8.  Termination..............................................................................................- 18 -
         (a)  Termination of Agreement.......................................................................- 18 -
         (b)  Effect of Termination..........................................................................- 19 -

9.  Indemnification..........................................................................................- 19 -
         (a)  Indemnification by PPTC and the Physician Owners...............................................- 19 -
         (b)  Notice to PPTC and the Physician Owners; Opportunity to Defend.................................- 19 -
         (c)  General Indemnification by SCN.................................................................- 19 -
         (d)  Notice to SCN; Opportunity to Defend...........................................................- 19 -
         (e)  Right of Setoff................................................................................- 19 -

10.  Miscellaneous...........................................................................................- 20 -

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         (a)  Survival.......................................................................................- 20 -
         (b)  No Third-Party Beneficiaries...................................................................- 20 -
         (c)  Entire Agreement...............................................................................- 20 -
         (d)  Succession and Assignment......................................................................- 20 -
         (e)  Counterparts...................................................................................- 20 -
         (f)  Headings.......................................................................................- 20 -
         (g)  Notices........................................................................................- 20 -
         (h)  Governing Law Venue............................................................................- 21 -
         (i)  Amendments and Waivers.........................................................................- 21 -
         (j)  Severability...................................................................................- 21 -
         (k)  Expenses.......................................................................................- 21 -
         (l)  Construction...................................................................................- 22 -
         (m)  No Referrals Required..........................................................................- 22 -
         (n)  Incorporation of Exhibits and Schedules........................................................- 22 -

         SCHEDULE 1(a) REAL PROPERTY................................................................Schedule 1(a)-1
         SCHEDULE 1(b) FURNITURE, FIXTURES & EQUIPMENT..............................................Schedule 1(b)-1
         SCHEDULE 1(d) LEASES OF PERSONAL PROPERTY..................................................Schedule 1(d)-1
         SCHEDULE 1(f) ASSIGNED CONTRACTS...........................................................Schedule 1(f)-1
         SCHEDULE 2(b) ASSUMED LIABILITIES..........................................................Schedule 2(b)-1
         EXHIBIT 2(g) PURCHASE PRICE ALLOCATION AGREEMENT............................................Exhibit 2(g)-1
         EXHIBIT 7(a)(ii) BILL OF SALE...........................................................Exhibit 7(a)(ii)-1
         EXHIBIT 7(a)(iii) SERVICE AGREEMENT....................................................Exhibit 7(a)(iii)-1
         EXHIBIT 7(a)(iv) ASSIGNMENT AND ASSUMPTION AGREEMENT....................................Exhibit 7(a)(iv)-1
         EXHIBIT 7(a)(v) LEASE ASSIGNMENT AND ASSUMPTION AGREEMENTS...............................Exhibit 7(a)(v)-1
         EXHIBIT 7(a)(vi) REGISTRATION RIGHTS AGREEMENT..........................................Exhibit 7(a)(vi)-1
         EXHIBIT 7(a)(viii) OPINION OF RUDEN, MCCLOSKY, SMITH, SCHUSTER & RUSSELL, P.A.........Exhibit 7(a)(viii)-1
         EXHIBIT 7(b)(ii) SCN WARRANT............................................................Exhibit 7(b)(ii)-1
         EXHIBIT 7(b)(ix) OPINION OF BAKER, DONELSON, BEARMAN & CALDWELL, P.C....................Exhibit 7(b)(ix)-1

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of July 7, 1997, by and among ORTHO-ASSOCIATES, P.A. D/B/A PARK PLACE THERAPEUTIC CENTER, a Florida professional service corporation ("PPTC"), and MARTIN E. HALE, M.D., ALAN M. LAZAR, M.D., and MARTIN M. MAY, M.D., all residents of the State of Florida (collectively the "Physician Owners") on the one hand and SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN") on the other hand. SCN, PPTC and the Physician Owners are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, PPTC is a Florida professional association which owns the assets which are used by and/or result from the Physician Owners' practice of medicine;

         WHEREAS, the Physician Owners are medical doctors practicing medicine in the State of Florida;

         WHEREAS, the Parties anticipate that the transaction contemplated by this Agreement will further certain of their business objectives; and

         WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is agreed as follows:

         1.  Definitions.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preface above.

         "Applicable Laws" has the meaning set forth in Section 3(r) below.

         "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement to be executed by the Parties at Closing, the form of which is attached hereto as Exhibit 7(a)(iv).

         "Assumed Liabilities" has the meaning set forth in Section 2(b) below.

         "FPCA" means the Professional Corporation and Limited Liability Company Act of the State of Florida, as amended.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "PPTC" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Employee Benefit Plans" has the meaning set forth in Section 3(p)(i) below.

         "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means (a) the Articles of Incorporation, qualifications to conduct business as a foreign professional association, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, and other documents relating to the organization, maintenance, and existence of PPTC as a professional association, (b) employment or noncompete agreements between PPTC and those licensed medical doctors under contract with PPTC to provide medical services to PPTC patients, (c) all patient records and patient lists, (d) all insurance policies of PPTC and all claims arising thereunder and all prepaid expenses on malpractice insurance premiums, (e) the inventories, cash, and accounts receivable disposed of, canceled, expanded or collected, as the case may be, by PPTC after the date hereof and prior to the Closing in the Ordinary Course of Business, (f) personal property of individual Physician Owners and other employees which is not included on the financial statements of PPTC, (g) PPTC's cash on hand as of the Closing Date, (h) PPTC's third party payor agreements, (i) all drugs owned by PPTC, (j) any rights of PPTC under this Agreement or any related document or under any other agreement between PPTC on the one hand and SCN on the other hand entered into on or after the date of this Agreement, (k) all accounts receivable, claims for payments due, unpaid accounts, notes and sums due or owed to PPTC, and (l) any other property or asset not included as a Purchased Asset.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hazardous Materials" has the meaning set forth in Section 3(t) below.

         "IRS" means the Internal Revenue Service.

         "Knight Employment Agreement" means that certain Employment Agreement between SCN and Jay Knight dated the Closing Date providing for the continued employment of Jay Knight by SCN on the terms and subject to the conditions stated therein.

         "Knowledge" means actual knowledge.

         "Lease Assignment and Assumption Agreements" means those three (3) Lease Assignment, Assumption and Release Agreements to be executed and delivered by SCN and the other parties thereto at Closing, the forms of which are attached hereto as composite Exhibit 7(a)(v).

         "May Stock Redemption Agreement" means the Agreement contemplated in
Section 6(b)(v) hereof.

         "Medical Waste" includes, but is not limited to, pathological waste, blood, sharps, wastes from surgery or autopsy, dialysis waste, including contaminated disposable equipment and supplies, cultures and stock of infectious agents and associated biological agents, contaminated animals, isolation wastes, contaminated equipment, laboratory waste, various other biological waste and discarded materials contaminated with or exposed to blood, excretion or secretion from human beings or animals, and any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. ss.ss. 6992, et seq.

         "Medical Waste Law" means the Medical Waste Tracking Act of 1988, as amended, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A. ss.ss. 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C.A. ss.ss. 1401, et seq., the Occupational Safety and Health Act, 29 U.S.C.A. ss.ss. 651, et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, all regulations and orders issued pursuant to any of the foregoing, and any other federal, state, regional, county, municipal or other local laws, regulations and ordinances insofar as they purport to regulate Medical Waste or impose requirements relating to Medical Waste.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PBGC" has the meaning set forth in Section 3(p)(ii) below.

         "Physician Owners" has the meaning set forth in the preface above.

         "Purchase Price" has the meaning set forth in Section 2(a) below.

         "Purchased Assets" means all of PPTC's right, title, and interest in and to the following assets of PPTC owned as of the Closing Date:

         (a) any and all leaseholds and subleaseholds in real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances and hereditaments thereto (such as appurtenant rights in and to public streets), including the assets described on Schedule 1(a) attached hereto (the "Real Property"),

         (b) any and all furniture, fixtures, equipment and other capital assets of PPTC, including items described on Schedule 1(b) attached hereto,

         (c) any and all inventory of supplies, janitorial and office supplies, and other disposables and consumables on hand at the Closing Date (excluding drugs),

         (d) any and all leases or subleases of equipment or other personal property, and rights thereunder as described on Schedule 1(d) attached hereto,

         (e) any and all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

         (f) any and all agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder described on Schedule 1(f) ("Assigned Contracts"),

The term "Purchased Assets" shall not include any specific item included within the definition of Excluded Assets below.

         "Real Property" has the meaning set forth within the definition of Purchased Assets in this Section 1.

         "Registration Rights Agreement" means that certain letter agreement among the Parties attached hereto as Exhibit 7(a)(vi).

         "Requisite PPTC Approval" means the affirmative vote of the holders of the requisite percentage of the shares of PPTC which is required by the Florida Professional Corporation Act to approve the transactions contemplated by this Agreement.

         "Requisite SCN Board of Directors Approval" means the affirmative vote of the holders of a majority of the SCN Board of Directors in favor of this Agreement.

         "SCN" has the meaning set forth in the preface above.

         "SCN Warrants" shall mean those three (3) certain Warrants to Purchase Common Stock of the Company, in denominations of 272,340 shares, 136,170 shares and 136,171 shares, respectively, exercisable at any time on or before one year, two years, and three years, respectively, from the Closing, at an exercise price of $14 11/16, in substantially the form attached hereto as Exhibit 7(a)(vii).

         "SCN Share" means any share of the common stock, $.001 par value per share, of SCN.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanic's, materialmen's or similar lien, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Service Agreement" means that certain Service Agreement dated as of the Closing Date by and among SCN, PPTC, and the Physician Owners, in substantially the form attached hereto as Exhibit 7(a)(iii).

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         2.  Basic Transaction.

         (a) Purchase and Sale of Assets. At the Closing, on and subject to the terms and conditions of this Agreement, PPTC agrees to transfer, sell, convey and deliver to SCN, and SCN agrees to purchase, all of the Purchased Assets for a price equal to Sixteen Million Dollars ($16,000,000.00) (the "Purchase Price") plus the SCN Warrants, to be paid or satisfied as set forth in Section 2(c).

         (b) Assumption of Liabilities. Except as otherwise provided herein, SCN shall assume at the Closing Date, and shall perform or discharge on or after the Closing Date, only the contracts, leases, commitments, obligations and liabilities of PPTC which are listed on Schedule 2(b) attached hereto (the "Assumed Liabilities"), and shall assume no other liabilities of PPTC. Notwithstanding any contrary provision contained herein, SCN shall not be deemed to have assumed, nor shall SCN assume: (i) any liability which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred prior to the Closing Date; (ii) any liability for any employee benefits payable to employees of PPTC, including, but not limited to, liabilities arising under any Employee Benefit Plan of PPTC; (iii) any liability based upon or arising out of a violation of any laws by PPTC, including, without limiting the generality of the foregoing, any such liability which may arise in connection with agreements, contracts, commitments or provision of services by PPTC or any Physician Owner; (iv) any liability based upon or arising out of any tortious or wrongful actions of PPTC or any Physician Owner, or (v) any liability for the payment of any taxes imposed by law on PPTC arising from any activities of PPTC prior to the Closing Date or by reason of the transactions contemplated by this Agreement.

         (c) Purchase Price. SCN shall pay or satisfy the Purchase Price at the Closing by delivering to PPTC the SCN Warrants (together with the duly executed Registration Rights Agreement) and Sixteen Million Dollars ($16,000,000.00) in cash, payable by wire transfer or delivery of immediately available funds, representing the full amount of the Purchase Price.

         (d) The Closing. The closing of the transaction (the "Closing") shall take place at the offices of Ruden, McClosky, Smith, Schuster & Russell, P.A., 200 East Broward Boulevard, Fort Lauderdale, Florida 33302, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date"). Time is of the essence for this Agreement.

         (e) Deliveries at Closing. At the Closing, (i) SCN will deliver to PPTC the various certificates, instruments, and documents referred to in Section 7(b) below; (ii) PPTC will deliver to SCN the various certificates, instruments, and documents referred to in Section 7(a) below.

         (f) Proration. The following prorations among the Parties shall be made as of the Closing Date, with PPTC remaining liable to the extent such items relate to any time period up to the Closing Date and SCN being liable (solely pursuant to the terms of the Service Agreement) to the extent such items relate to periods on and after the Closing Date:

                  (i) Any ad valorem taxes, including, without limitation, personal property taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets,

                  (ii) Rents, additional rents, taxes and other items paid or payable by PPTC under any lease, license, permit, contract or any other agreement or arrangement to be assigned to or assumed by SCN, and

                  (iii) The amount of rents, taxes, and charges for sewer, water, fuel, telephone, electricity, and other utilities; provided, that if practicable, a meter reading shall be take on the Closing Date and the respective obligations of the Parties determined in accordance with such readings.

         To the extent possible, the net amount of all such prorations will be settled in cash at the Closing. If the actual expense of any of the above items for the billing period in which the Closing Date falls is not known at the Closing, the proration shall be made based on the expense incurred in the previous billing cycle, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three (3) billing periods, for expense bill quarterly or more often.

         (g) Taxes and Expenses. PPTC shall be responsible for any business, occupation, withholding or similar tax or taxes of any kind related to PPTC's business for any period prior to the Closing Date. All applicable sales, use and tangible taxes, documentary stamp taxes, filing and recording costs and other transfer taxes, costs and fees relating to the transfer of title to the Purchased Assets, and the consummation of the transactions described herein, shall be paid by PPTC.

         (h) Allocation. The Parties agree to allocate the Purchase Price among the Purchased Assets (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the Purchase Price Allocation Agreement attached hereto as
Exhibit 2(g).

         (i) Employees. As of the Closing Date, PPTC shall terminate all the employees of PPTC other than Physician Employees and Technical Employees (both as defined in the Service Agreement), and SCN or an Affiliate of SCN shall hire all such terminated employees at the compensation levels existing as of the Closing Date. Notwithstanding any other provision herein or in any other document or instrument to the contrary, each former PPTC employee hired by SCN shall be given credit, to the extent lawful, for all years of service to PPTC prior to the Closing for the purpose of determining eligibility for benefits as employees of SCN. PPTC shall retain responsibility under any and all employment agreements with respect to terminated employees. PPTC hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely or reserve completely for any accrued benefits, where applicable, or vested accrued benefits for which PPTC or any entity might have any liability whatsoever arising from any salary, wage, benefit, bonus, sick leave, insurance, employment tax or similar liability of PPTC to any employee or other person or entity (including, without limitation, any Employee Benefit Plan of PPTC and any liability under employment contracts with PPTC) allocable to services performed prior to the Closing Date. PPTC acknowledges that the purpose and intent of this covenant is to assure that SCN shall have no liability whatsoever at any time in the future with respect to any of PPTC's employees or similar persons or entities, including, without limitation, any Employee Benefit Plan of PPTC.

         3. Representations and Warranties of PPTC and the Physician Owners. PPTC and the Physician Owners, jointly and severally, represent and warrant to SCN that the statements contained in this Section 3 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3 except where the context otherwise requires), except as set forth in the disclosure schedule (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 and Section 4, and will be updated as of the Closing Date.

         (a) Organization, Qualification, and Power. PPTC is a professional service corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. PPTC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by PPTC makes such qualification necessary. PPTC has the full power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.

         (b) Ownership Interest of PPTC. PPTC is owned in the manner set forth in Section 3(b) of the Disclosure Schedule. Except as set forth in Section 3(b) of the Disclosure Schedule, there are no other shares of any form authorized or outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require PPTC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to PPTC. Notwithstanding anything to the contrary in this Agreement, SCN acknowledges that PPTC and the Physician Owners, as of the Closing, shall have entered into the May Stock Redemption Agreement.

         (c) Authorization of Transaction. PPTC has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PPTC and the Physician Owners, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy reorganization, insolvency, fraudulent conveyance, moratorium or other laws of general application affecting the enforcement of creditor's rights.

         (d) Noncontravention. To the Knowledge of PPTC and the Physician Owners, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (i) violates any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which PPTC is subject or any provision of the Articles of Incorporation or bylaws of PPTC or (ii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which PPTC is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); provided, however, notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to the assignability of the Assigned Contracts or to the effect of the failure to obtain any consent required for the assignment thereof. To the Knowledge of PPTC and the Physician Owners, PPTC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Subsidiaries and Investments. PPTC does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture or other entity, except passive investments in readily-marketable securities.

         (f) Financial Statements. PPTC has furnished SCN with audited financial statements dated December 31, 1996 and 1995, including the notes thereto, which were prepared on a basis consistent with past accounting practices of PPTC and, except as disclosed in the Disclosure Schedule, fairly present the financial condition of PPTC at the dates thereof, and the results of its operations for the periods then ended, in accordance with generally accepted accounting principles. PPTC has also furnished SCN with a Statement of Assets, Liabilities and Equity - Income Tax Basis as of February 28, 1997, and a Statement of Revenue and Expenses - Income Tax Basis, for the two months then ended. Except as set forth on the Disclosure Schedule, such financial statements were compiled from the accounting records of PPTC and have not been audited, but are mathematically correct. Except as set forth on the Disclosure Schedule, the balance sheets of

PPTC delivered by PPTC to SCN reflect all claims against and all debts and liabilities of PPTC fixed or contingent, as of the dates thereof.

         (g) Undisclosed Liabilities. To the Knowledge of PPTC and Physician Owners, PPTC has no uninsured material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for taxes that would have a material adverse affect on the Purchased Assets, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 1996 (ii) liabilities which have arisen after December 31, 1996 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (h) Brokers' Fees. PPTC does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except PPTC has engaged Practice Solutions of Boca Raton, Florida, which is entitled to a fee in connection with the transaction contemplated hereby. SCN hereby agrees to pay such fee, not to exceed $500,000, when due (and assume any obligation of PPTC [up to such amount] thereafter) which fee shall be an Assumed Liability.

         (i) Material Contracts. Section 3(i) of the Disclosure Schedule lists the following material contracts and other material agreements to which PPTC is a party (an agreement described below is required to be listed in Section 3(i) of the Disclosure Schedule only to the extent it is material):

                  (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership, limited liability company or joint venture;

                  (iv) any agreement (or group of related agreements) under which PPTC has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any profit sharing, option, deferred compensation, severance, or other plan or arrangement for the benefit of PPTC's current or former owners, directors, partners, managers, officers, and/or employees;

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  (viii) any agreement pursuant to which PPTC has advanced or loaned any amount to any of its shareholders, directors, officers, and employees;

                  (ix) any agreement pursuant to which the consequences of a default or termination, to the Knowledge of PPTC and Physician Owners could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of PPTC; or

                  (x) any other agreement (or group of related agreements) outside the ordinary course of PPTC's business or operations the performance of which involves consideration in excess of $15,000.

PPTC has delivered or given SCN access to a correct and complete copy of each written agreement listed in Section 3(i) of the Disclosure Schedule (as amended through the Closing Date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(i) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of PPTC and the Physician Owners, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (B) to the Knowledge of PPTC and the Physician Owners, no party has repudiated any provision of the agreement.

         (j) Insurance; Malpractice. Section 3(j) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Section 3(j) of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Physician Owners and PPTC and all predecessor policies of PPTC in effect since February 1, 1994. Neither PPTC nor, to the Knowledge of PPTC or the Physician Owners, the Physician Owners, or present PPTC's professional employees have, in the last seven (7) years, filed a written application for any insurance coverage relating to PPTC's business or property which has been denied by an insurance agency or carrier. insured for professional malpractice claims during the same period. Section 3(j) of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by or against PPTC or, to the Knowledge of PPTC or the Physician Owners, PPTC's present professional employees or the Physician Owners, during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. None of PPTC, or, to the Knowledge of PPTC or the Physician Owners, the Physician Owners, PPTC's present professional employees, is in material default with respect to any provision contained in any policy listed in Section 3(j) of the Disclosure Schedule or has failed to give any notice or present any claim under any such policy in due and timely fashion.

         (k) No Changes Prior to Closing Date. During the period from December 31, 1996 through the date hereof, PPTC has not (i) incurred any material liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary Course of Business, except for accrual of bonuses for certain employees, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to PPTC, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, except for accrual of bonuses for certain employees, (v) canceled or waived any claims or rights of substantial value, (vi) made any material change in any method of accounting, (vii) otherwise conducted its business or entered into any material transaction, except in the usual and ordinary manner and in the Ordinary Course of Business,
(viii) agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

         (l) Title; Condition. PPTC has, or will have at the Closing Date, good and marketable title to all of the Purchased Assets subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or any other encumbrance or charge, including taxes, except for (i) liens with respect to taxes not yet due and payable and (ii) statutory landlord liens. PPTC agrees to remove all security interests reflected on any search of public records, if any, prior to the Closing Date and to remove any other security interest filed with respect to the Purchased Assets between the date of such search of public records and the Closing Date.

         (m) Litigation. Except as disclosed in Section 3(m) of the Disclosure Schedule, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or, to the Knowledge of PPTC or the Physician Owners, threatened against, or affecting PPTC or any of the Purchased Assets, or to the Knowledge of PPTC or the Physician Owners, any physician or other health care professional engaged or employed by PPTC, and to the Knowledge of PPTC or the Physician Owners, there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(m) of the Disclosure Schedule could reasonably be anticipated to result in any material adverse change in the operations, results of operations, or future prospects of the business assets to be operated by SCN, or a material adverse effect on the Service Agreement, after the Closing.

         (n) Permits and Licenses. To the Knowledge of PPTC and the Physician Owners, PPTC and all physicians and other health care professionals engaged or employed by PPTC have all permits and licenses required by all applicable laws; have made all regulatory filings necessary for the conduct of PPTC's business; and are not in violation of any of said permitting or licensing requirements, except for any violations that would not have a material adverse effect on the Purchased Assets or the business of PPTC.

         (o) Tax Matters. All federal, state and other tax returns of PPTC required by law to be filed have been timely filed, and PPTC has paid or adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which PPTC has set aside on its books adequate reserves. There are no tax liens on any of PPTC's assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of PPTC's tax returns nor has PPTC received a revenue agent's report asserting a tax deficiency in the last twelve (12) months. There are not and will not be at the Closing Date, any claims pending or asserted against PPTC for unpaid taxes by any federal, state or other governmental body. PPTC has withheld from each payment made to employees of PPTC the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

         (p)  Employee Benefit Plans.

                  (i) List of Plans. Section 3(p) of the Disclosure Schedule contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of ERISA, whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by PPTC (including all employers (whether or not incorporated) which by reason of common control are treated together with PPTC and/or the Physician Owners as a single employer within the meaning of Section 414 of the
         Code) since September 2, 1974.

                  (ii) Status of Plans. To the Knowledge of PPTC and the Physician Owners, PPTC has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA, which is not in substantial compliance with ERISA or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under
         Section 412 of the Code or which is subject to Title IV of ERISA. PPTC has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of PPTC or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of PPTC to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against PPTC by the PBGC. PPTC has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and, to the Knowledge of PPTC and the Physician Owners, no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of PPTC.

                  (iii) Contributions. Full payment has been made of all amounts which PPTC is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which PPTC is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. PPTC has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (iv) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

                  (v) Transactions. To the Knowledge of PPTC and the Physician Owners, PPTC has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

                  (vi) Other Plans. PPTC presently does not maintain any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Section 3(p) of the Disclosure Schedule.

                  (vii) Documents. PPTC has delivered or caused to be delivered to SCN true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

         (q) Third-Party Relations. PPTC has not received any notice that any material patient, supplier, employee or associated physician intends to cease doing business with PPTC.

         (r) Compliance with Applicable Laws. To the Knowledge of PPTC or the Physician Owners, PPTC has operated in material compliance with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). To the Knowledge of PPTC or the Physician Owners, neither PPTC nor any physician associated with or employed by PPTC has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. ss. 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency.

         (s) Employee Compensation. PPTC has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all employees, including physician employees, are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of PPTC's employees.

         (t)  Environmental Matters.

                  (i) To the Knowledge of PPTC and the Physician Owners, PPTC is in material compliance with all applicable Environmental Laws.

                  (ii) PPTC has not authorized or conducted nor does PPTC or the Physician Owners have Knowledge of the disposal or release, or other handling of any Medical Waste, hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting or any property owned or leased by PPTC.

                  (iii) To the Knowledge of PPTC and the Physician Owners, PPTC has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws. Section 3(t) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environmental Law.

                  (iv) PPTC has not received any written or oral notice from any governmental agency or entity or any other Person and, to the Knowledge of PPTC and the Physician Owners, there is no pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by PPTC or, with respect to the Purchased Assets or any property owned or leased by PPTC, (b) alleges that PPTC is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or any analogous state law, (c) has resulted or could result in the attachment of an environmental lien on any of the Purchased Assets or property owned or leased by PPTC or (d) alleges that PPTC is liable for any contamination of the environment, contamination of any property owned or leased by PPTC, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

                  (v) With respect to the generation, transportation, treatment, storage and disposal or other handling of Medical Waste, to the Knowledge of PPTC and the Physician Owners, PPTC has complied with all Medical Waste Laws.

         (u) Healthcare Compliance. PPTC is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements, if any, discussed in Section 3(i) of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and, to the Knowledge of PPTC and the Physician Owners, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. To the Knowledge of PPTC and the Physician Owners, PPTC is in compliance in all material respects with the requirements of all such third-party payors. PPTC, the Physician Owners, and, to the Knowledge of PPTC and the Physician Owners, its physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

         (v) Fraud and Abuse. To the Knowledge of PPTC or the Physician Owners, PPTC, the Physician Owners, and persons and entities providing professional services for PPTC have not engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (w) Practice Compliance. PPTC is duly licensed as a medical practice and, to the Knowledge of PPTC and the Physician Owners, is lawfully operated in accordance with the requirements of all Applicable Laws and has all necessary authorizations for the use and operation of a medical practice, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to PPTC issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, PPTC has neither received notice nor has any Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the Ordinary Course of Business.

         (x) Rates and Reimbursement Policies. PPTC does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program.

         (y)  [intentionally omitted]

         (z) Guaranties. PPTC is not a guarantor and otherwise is not liable for any liability or obligation (including indebtedness) of any other Person.

         (aa) Powers of Attorney. There are no outstanding powers of attorney executed by PPTC, except as may be contained in financing documents or security agreements listed in Section 3(i) of the Disclosure Schedule.

         (bb) Tangible Assets. PPTC owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each tangible asset is in good operating condition and repair (subject to normal wear and tear).

         (cc)  SCN Warrants; Investment Intent.

                  (i) Neither PPTC nor the Physician Owners owns, beneficially or otherwise, any SCN Shares.

                  (ii) The SCN Warrants issuable pursuant to this Agreement are being acquired by PPTC solely for its own account for investment and not with a view to the distribution thereof, and PPTC acknowledges and understands that the SCN Warrants will bear a legend in substantially the following form:

                  THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

                  (iii)  PPTC represent and warrant as follows:

                           (A) PPTC is an "accredited investor" as defined under
                  Rule 501 of Regulation D promulgated under the Securities Act.

                           (B) PPTC confirms that SCN has made available to it
                  or to its representatives the opportunity to ask questions of SCN officers and directors and to acquire such information about the SCN Warrants and the business and financial condition of SCN as PPTC requested, which additional information has been received.

                           (C) In deciding to acquire the SCN Warrants pursuant
                  to this Agreement, PPTC consulted with its legal, financial, and tax advisors with respect to the transactions contemplated by this Agreement and the nature of the investment together with any additional information provided under subsection (B) above.

                           (D) PPTC has adequate means of providing for its
                  current needs and contingencies and has no need for liquidity in its investment in SCN. PPTC either alone or with its representatives, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of consummating the transactions contemplated by this Agreement.

                           (E) PPTC understands and acknowledges that the
                  investment in the SCN Warrants is a speculative investment which involves a high degree risk of loss of its investment therein; that there are substantial restrictions on the transferability of the SCN Warrants under the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and applicable state securities or "blue sky" laws; and, accordingly, that it may not be possible to liquidate an investment in the SCN Warrants.

                           (F) PPTC have been advised and understands that (i)
                  the offer and sale of the SCN Warrants have not been registered under the Securities Act; (ii) the SCN Warrants must be held indefinitely and PPTC must continue to bear the economic risk of the investment in the SCN Warrants unless the offer or sale of the SCN Warrants is subsequently registered under the Securities Act or an exemption from such registration is available; (iii) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of SCN, including the SCN Warrants, and when and if the SCN Warrants may be disposed of without registration in reliance on Rule 144, such disposition can be made only in accordance with the terms and conditions of such Rule, or another exemption from registration; (iv) the restrictive legends described in Section 3(cc)(ii) shall be placed on the certificates representing the SCN Warrants; and
                  (v) a notation shall be made in the appropriate records of SCN indicating that the SCN Warrants are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to any transfer agent with respect to the SCN Warrants.

         4. Representations and Warranties of SCN. SCN represents and warrants to PPTC that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         (a) Organization. SCN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) Capitalization. The entire authorized capital stock of SCN consists of fifty million (50,000,000) SCN Shares, of which Sixteen Million Four Hundred Thirty Eight Thousand Eight Hundred Fifty (16,438,850) are issued and outstanding and two million (2,000,000) shares of preferred stock, none of which is issued or outstanding. The SCN Warrants to be issued upon consummation of the transaction have been duly authorized and, upon consummation of the transaction, will be validly issued, fully paid, and nonassessable. The shares issuable upon exercise of the SCN Warrants (the "Warrant Shares") have been duly authorized and, upon exercise of the SCN Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

         (c) Authorization of Transaction. SCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to issue the SCN Warrants to and the Warrant Shares and otherwise to perform its obligations hereunder. Except as set forth in the preceding sentence, this Agreement constitutes the valid and legally binding obligation of SCN, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy reorganization, insolvency, fraudulent conveyance, moratorium or other laws of general application affecting the enforcement of creditor's rights.

         (d) Noncontravention. To the Knowledge of SCN, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (i) violates any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which SCN is subject or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the charter or bylaws of SCN or (ii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which SCN is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, SCN does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. SCN does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PPTC could become liable or obligated.

         (f) Securities Filings. All reports and statements filed with respect to SCN pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") conform to the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and did not include at the time of filing such document any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its or his best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below) to be satisfied by him or it. This Section 5(a) shall not be construed to obligate any of the Parties to waive any condition precedent to his or its obligations to perform hereunder.

         (b) Notices and Consents. PPTC will give any notices to third parties, and will use its best efforts to obtain any third party consents, necessary or required to consummate the transaction or that SCN reasonably may request in connection with the matters referred to in Section 3(i) above.

         (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

         (d) Operation of Business. From the date of this Agreement through the Closing Date, without the prior written consent of SCN which shall not be unreasonably withheld, PPTC will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except any that will not adversely affect the sale of the Purchased Assets or The Service Fee to which SCN would otherwise be entitled under the Service Agreement and except for the exercise or enforcement of PPTC's rights hereunder.

         (e) Further Acts and Assurances. PPTC and the Physician Owners shall, at any time and from time to time at and after the Closing, upon request of SCN, take any and all reasonable steps necessary to place SCN in possession and operating control of the Purchased Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better transferring and confirming to SCN or its successors or assigns, or for reducing to possession, any or all of the Purchased Assets.

         (f) Full Access. Between the date hereof and the Closing Date, upon three (3) days prior notice, PPTC will permit representatives of SCN to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to PPTC during normal business hours. SCN (i) will maintain the confidentiality and not disclose to third parties any information it receives from PPTC in the course of the reviews occurring prior to the date hereof or as contemplated by this Section 5(e), (ii) will not use any of the confidential information except in connection with this Agreement, (iii) if this Agreement is terminated for any reason whatsoever, agrees to return to PPTC all tangible embodiments (and all copies) thereof which are in its possession, and (iv) will cause its representatives to also so preserve the confidentiality of such information.

         (g) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (h) Exclusivity. Until the earlier of (i) July 21, 1997 or (ii) the Closing Date, PPTC will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of PPTC (including any acquisition structured as a merger, consolidation, or share exchange). PPTC shall notify SCN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (i)  [intentionally omitted]

         (j) Corporate Authorization. By execution of this Agreement, the Physician Owners agree to take any and all steps necessary and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such acts, deeds and assurances required in order to authorize the consummation of the transactions contemplated by this Agreement, including voting as directors of PPTC in favor of the transactions contemplated by this Agreement and voting as an owner of PPTC in favor of the transactions contemplated by this Agreement at any meeting (or in any action by written consent) required by the FPCA.

         (k) Securities Law Compliance. PPTC shall not dispose of or distribute the SCN Warrants received as a result of the transactions contemplated by this Agreement except in accordance with the provisions of the Securities Act, the provisions of any rule or regulation adopted by the Securities and Exchange Commission pursuant to the Securities Act and "blue sky" laws or any rules or regulations thereunder of any applicable state; provided, however, that the SCN Warrants may be distributed by PPTC to its stockholders and officers at any time or from time to time, but shall not be transferable by such stockholders and officers, except in accordance with applicable securities laws.

         (l) Malpractice Insurance. On or before the Closing, all physicians and employees of PPTC shall be covered by medical malpractice insurance covering malpractice of the physicians and employees.

         (m) Employee Benefit Plans. Prior to the Closing Date, all Employee Benefit Plans shall be terminated in accordance with Applicable Law.

         6.  Conditions to Obligation to Close.

         (a) Conditions to Obligation of SCN. The obligation of SCN to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

                  (i) PPTC shall have procured all of the third party consents specified in Section 5(b) above;

                  (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) PPTC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of SCN to own the Purchased Assets;

                  (v) all actions to be taken by PPTC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, have been taken or delivered to SCN and are satisfactory in form and substance to SCN;

                  (vi) SCN's Board of Directors shall have approved the transactions contemplated by this Agreement in their sole and absolute discretion.

SCN may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of PPTC. The obligation of PPTC to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

                  (i) the transactions contemplated by this Agreement shall be approved by PPTC's Board of Directors and shall receive the Requisite PPTC Approval;

                  (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) SCN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of SCN to own the Purchased Assets;

                  (v) PPTC and George May shall have entered into an agreement pursuant to which PPTC shall purchase from George May, and George May shall sell to PPTC, all shares of capital stock of PPTC owned by George May as of the Closing Date (the "May Stock Redemption Agreement");

                  (vi) PPTC shall have received a duly executed release or termination of all security interests in respect of the Purchased Assets in favor of any Person; and

                  (vii) Each non-owner physician employee of PPTC shall have executed and delivered an agreement not to compete in favor of PPTC.

PPTC may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.  Items to be Delivered at or Prior to Closing.

         (a) By the Physician Owners or PPTC. The Physician Owners or PPTC, as applicable, shall execute and deliver to SCN, or cause to be executed and delivered, prior to or at the Closing:

                  (i) Certified resolutions of PPTC authorizing the execution of all documents and the consummation of all transactions contemplated hereby;

                  (ii) A Bill of Sale in substantially the form attached hereto as Exhibit 7(a)(ii);

                  (iii) A Service Agreement in substantially the form attached hereto as Exhibit 7(a)(iii);

                  (iv) An Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 7(a)(iv);

                  (v) A Lease Assignment and Assumption Agreements in substantially the form attached hereto as Exhibit 7(a)(v);

                  (vi) A Registration Rights Agreement in substantially the form attached hereto as Exhibit 7(a)(vi);

                  (vii) A certificate duly executed by the President of PPTC that as of the Closing Date, all representations and warranties of PPTC are true and correct, all covenants and agreements contained in the Agreement to be performed by PPTC have been performed or complied with, and all conditions to Closing have been satisfied.

                  (viii) An opinion from PPTC's counsel in substantially the form attached hereto as Exhibit 7(a)(viii); and

                  (ix) Such other instruments as may be reasonably requested by SCN in order to effect or carry out the intent of this Agreement.

         (b)  By SCN. SCN shall deliver to PPTC at or prior to the Closing:

                  (i) The Purchase Price;

                  (ii) SCN Warrants in substantially the form attached hereto as
         Exhibit 7(b)(ii);

                  (iii) An Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 7(a)(iv);

                  (iv) Lease Assignment and Assumption Agreements in substantially the form attached hereto as Exhibit 7(a)(v);

                  (v) A Registration Rights Agreement in substantially the form attached hereto as Exhibit 7(a)(vi);

                  (vi) The Knight Employment Agreement;

                  (vii) A certificate, duly executed by the President of SCN, stating as of the Closing Date, all representations and warranties of SCN are true, all covenants and agreements contained in the Agreement to be performed by SCN have been performed or complied with and all conditions to Closing have been satisfied;

                  (viii) A Service Agreement in substantially the form attached hereto as Exhibit 7(a)(iii);

                  (ix) An opinion from SCN's counsel in substantially the form attached hereto as Exhibit 7(b)(ix); and

                  (x) Such other instruments as may be reasonably requested by PPTC or the Physician Owners in order to effect or carry out the intent of this Agreement.

         8.  Termination.

         (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

                  (ii) SCN may terminate this Agreement by giving written notice to PPTC at any time prior to the Closing Date (A) in the event PPTC has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCN has notified PPTC of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 21, 1997 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SCN breaching any representation, warranty, or covenant contained in this Agreement); or

                  (iii) PPTC may terminate this Agreement by giving written notice to SCN at any time prior to the Closing Date (A) in the event SCN has breached any representation, warranty, or covenant contained in this Agreement in any material respect, PPTC has notified SCN of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 21, 1997 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from PPTC breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         9.  Indemnification.

         (a) Indemnification by PPTC and the Physician Owners. PPTC shall defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of PPTC or the Physician Owners set forth in this Agreement or from any liability or expense of SCN resulting from PPTC's operations prior to the Closing Date or from any liability or expense of SCN resulting from any of the litigation described in Section 3(m) of the Disclosure Schedule. Neither PPTC nor the Physician Owners shall be liable to SCN for any claims against PPTC or the Physician Owners under this Section 9(a) unless and until the aggregate of all claims against PPTC or the Physician Owners exceeds the sum of $50,000.00, whereupon SCN shall be entitled to recover the full amount of all claims, including the initial $50,000.00. The Physician Owners hereby, jointly and severally, guaranty the collection by SCN of the amount it is entitled to be paid by PPTC pursuant to this Section 9 of this Agreement.

         (b) Notice to PPTC and the Physician Owners; Opportunity to Defend. SCN agrees to give prompt notice to PPTC and the Physician Owners of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 9(a). PPTC and the Physician Owners may participate in and at their election, or at the request of SCN, assume the defense of any such suit, action or proceeding at PPTC or the Physician Owners' expense. Neither PPTC nor the Physician Owners shall be liable under Section 9(a) for any settlement effected without their consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 9(a) which consent shall not be unreasonably withheld.

         (c) General Indemnification by SCN. SCN agrees to and shall defend, indemnify and hold harmless the Physician Owners, their heirs and assigns against any and all losses, liabilities, expenses (including without limitation reasonable attorneys' fees) and damages resulting from the breach, untruth or inaccuracy of any representation, warranty or covenant of SCN set forth in this Agreement. SCN shall not be liable to the Physician Owners for any claims against SCN under this Section 9(c) unless and until the aggregate of all claims against SCN exceeds the sum of $50,000.00, whereupon the Physician Owners shall be entitled to recover the full amount of all claims, including the initial $50,000.00.

         (d) Notice to SCN; Opportunity to Defend. The Physician Owners agree to give prompt notice to SCN of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under
Section 9(c). SCN may participate in and at its election, or at the request of the Physician Owners, assume the defense of any such suit, action or proceeding at SCN's expense. SCN shall not be liable under Section 9(c) for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

         (e) Right of Setoff. In the event of any breach of warranty, representation, covenant or agreement by PPTC or the Physician Owners giving rise to indemnification to SCN under Section 9(a) hereof, SCN shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against the amounts payable to PPTC under the Service Agreement. In the event that SCN determines that an amount is to be so offset, as a condition precedent to such right of setoff, SCN shall give PPTC and the Physician Owners written notice of the amount of such proposed setoff and the basis therefor within thirty (30) days after the date on which such amount is finally determined. If SCN shall not have received written notice from PPTC and the Physician Owners contesting such setoff within twenty
(20) days of their receipt of such written notice from SCN, the setoff shall be deemed to have been consented to by PPTC and the Physician Owners, and SCN shall be entitled to deduct the entire amount claimed as a setoff from the next succeeding amounts payable under the Service Agreement. In the event that PPTC and the Physician Owners shall object to the proposed setoff by written notice received by SCN during such twenty (20) day period, the entitlement of SCN to the claimed setoff shall be determined as set forth in Sections 10.4.3 and
10.4.4. of the Service Agreement.

         10.  Miscellaneous.

         (a) Survival. The representations and warranties of the Physician Owners, PPTC and SCN contained in this Agreement and the indemnifications contained herein shall survive the Closing. No claim for indemnification with respect to any alleged misrepresentation or breach of warranty or other claim by SCN under this Agreement may be made after two (2) years following the Closing Date. Any matter to which indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated; and all terms, conditions and stipulations of this Agreement shall likewise continue to apply.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


If to PPTC:                                  Copy to:

Jay Knight, CEO                              Scott H. Margol, Esq.
Ortho-Associates, P.A.                       Ruden, McClosky, Smith, Schuster &
301 N.W. 84th Ave.                           Russell
Plantation, FL 33324                         200 East Broward Blvd.
Facsimile: (954) 370-0498                    Fort Lauderdale, FL 33302
                                             Facsimile: (954) 764-4996

                                             Martin E. Hale, M.D.
                                             2965 Surrey Lane
                                             Fort Lauderdale, FL  33331

                                             Martin M. May, M.D.
                                             803 West Coco Plum Circle
                                             Plantation, FL  33324

                                             Alan M. Lazar, M.D.
                                             2810 Hackney Road
                                             Fort Lauderdale, FL  33331

If to SCN:                                   Copy to:

Kerry R. Hicks, President                    David T. Popwell, Esq.
Specialty Care Network, Inc.                 Baker, Donelson, Bearman & Caldwell
44 Union Boulevard, Suite 600                165 Madison Ave, Suite 2100
Lakewood, Colorado 80228                     Memphis, Tennessee 38103
Facsimile: (303) 716-1298                    Facsimile: (901) 577-2303

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         (h) Governing Law Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of the parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Florida FPCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (m) No Referrals Required. The Parties agree that no part of this Agreement shall be construed to induce or encourage the referral of patients or the purchase of health care services or supplies. The Parties acknowledge that there is no requirement under this Agreement or any other agreement between PPTC and SCN that any party refer any patients to any health care provider or purchase any health care goods or services from any source. Additionally, no payment under this Agreement is in return for the referral of patients, if any, or in return for purchasing, leasing or ordering services from SCN or any of SCN's affiliates. The Parties may refer patients to any company or person providing services and will make such referrals, if any, consistent with professional medical judgment and the needs and wishes of the relevant patients.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



                                   * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                       SPECIALTY CARE NETWORK, INC.

                                       By:____________________________________
                                       Title:_________________________________

                                       ORTHO-ASSOCIATES, P.A. D/B/A PARK
                                       PLACE THERAPEUTIC CENTER

                                       By:____________________________________
                                       Title:_________________________________

                                       PHYSICIAN OWNERS:


                                       ---------------------------------------
                                       Martin E. Hale, M.D.


                                       ---------------------------------------
                                       Allan M. Lazar, M.D.


                                       ---------------------------------------
                                       Martin M. May, M.D.